Exhibit 99


For immediate release:                         Contact: Andy McCormick
January 24, 2001                                        212-573-1226


PFIZER ANNOUNCES FOURTH QUARTER NET INCOME GROWTH OF 20 PERCENT TO $1,756 MILLION, DILUTED EPS OF $.27 (UP 17 PERCENT), EXCLUDING CERTAIN SIGNIFICANT ITEMS AND MERGER-RELATED COSTS
                                       ---
Full-Year Net Income Up 25 Percent to $6,495 Million, Diluted EPS Up 24 Percent to $1.02, Excluding Certain Significant Items and Merger-Related Cost
                                       ---
Pfizer Now Largest and Fastest-Growing Major Pharmaceutical Company with Eight Products Surpassing $1 Billion in 2000 Revenues; Fourth-Quarter Human Pharmaceutical Revenues Grew 19 Percent, Excluding the Impact of Foreign Exchange and the Withdrawal of Rezulin
                                      ----
Company Expects Average Annual Diluted EPS Growth of
25 Percent or More for 2000-2002, with Double-Digit
Reported Revenue Growth in 2001
                                      ----
Reported Fourth Quarter Net Income Down 3 Percent to $1,420 Million and Reported Diluted Earnings Per Share Remained Unchanged at $.23, Reflecting Certain Significant Items and Merger-Related Costs

NEW YORK, January 24 -- Pfizer Inc today said that fourth-quarter net income increased by 20 percent to $1,756 million and diluted earnings per share
(EPS) increased by 17 percent to $.27, both excluding the impact of certain significant items and merger-related costs.

On the same basis, full-year 2000 net income was up 25 percent to $6,495 million and diluted EPS rose by 24 percent to $1.02. All quarter-to-quarter or year-to-year comparisons reflect the restatement of financial data for the merger of Pfizer and Warner-Lambert, completed in June 2000.


"2000 was truly an outstanding year for Pfizer," said William C. Steere, Jr., chairman. "With remarkable speed and focus, we have rapidly integrated the industry's two fastest-growing companies while more than doubling our initially forecasted year-2000 merger savings to about $430 million.
Pfizer's strong momentum continues to be based on the benefits of combining the industry's best sales, marketing and research and development operations."

"We are now the largest and fastest-growing major pharmaceutical company with 2000 revenues approaching $30 billion," said Hank McKinnell, Ph.D., chief executive officer. "In 2000 we achieved top-tier earnings growth, with eight Pfizer products having revenues greater than $1 billion; and we invested $4.4 billion in Research and Development while fully supporting our current products, including Lipitor, which had sales exceeding $5 billion, a Pfizer record. It is now the second-largest-selling pharmaceutical product of any kind in the world."

For the fourth quarter, reported worldwide human pharmaceutical revenues grew by 13 percent to $6,333 million. Excluding the effects of foreign exchange and the withdrawal of Rezulin, human pharmaceutical revenues grew by 19 percent for the quarter.

For the year, reported worldwide human pharmaceutical revenues grew by 12 percent to $22,567 million. Excluding the effects of foreign exchange and the withdrawal of Rezulin and Trovan, human pharmaceutical revenues grew by 18 percent.

For the year, U.S. total prescriptions grew by 43 percent for Neurontin, 41 percent for Celebrex, 29 percent for Lipitor, 29 percent for Zyrtec, 26 percent for Viagra, 21 percent for Aricept, 17 percent for Accupril/Accuretic, 13 percent for Norvasc and 9 percent for Zoloft, compared to 1999. We believe this strong prescription growth represents the underlying demand for our pharmaceutical products.

For the year, Pfizer once again set an industry record with eight products (Lipitor, Norvasc, Zoloft, Zithromax, Viagra, Neurontin, Celebrex and Diflucan) generating Pfizer revenues over $1 billion each, including three (Lipitor, Norvasc, and Zoloft) over $2 billion, two (Lipitor and Norvasc) over $3 billion, and one (Lipitor) over $5 billion. The eight billion-dollar products -- representing 74 percent of human pharmaceutical revenues -- grew 23 percent in aggregate.

Besides strong human pharmaceutical revenue growth, fourth quarter 2000 operating results, excluding certain significant items and merger-related costs, reflect an improved profit margin. That improvement was driven by a favorable product and business mix, manufacturing efficiencies, on-going productivity initiatives and merger-related cost savings of more than twice the original estimate for 2000.

Dr. McKinnell continued, "Pfizer expects a return to double-digit reported revenue growth in 2001, despite the continued negative impact of foreign exchange. Based on current exchange rates, foreign exchange would negatively impact reported revenue growth in 2001 by approximately $400 million. The negative impact of foreign exchange is expected to be felt most heavily in the first half of the year.

"That growth will be driven by the continuing strong performance of in-line human pharmaceutical products, new product launches and improved performances in the Consumer Products and Animal
Health businesses.  We believe new management in Consumer
Products and Animal Health as well as productivity improvements and the divestiture of non-core product lines in 2000 in these businesses have set the stage for significantly improved operating performance in 2001.

"For 2001, Pfizer estimates an R&D investment of about $5 billion, supporting 156 projects in 19 therapeutic areas, and over the next two years, we expect our pipeline will yield seven important new products (Zeldox, Zyrtec-D, Relpax, Vfend, valdecoxib, pregabalin, and inhaled insulin). We are also continuing to actively seek licensing partnerships," Dr.
McKinnell said.

"For 2002, we expect operating results to remain strong given our broad platform of products with significant growth potential, our deep new-product pipeline, and continuing margin expansion, while maintaining strong investments for future growth.

"Pfizer has never been stronger and today possesses strengths and capabilities unequalled in the pharmaceutical industry. Our U.S. sales force, for example, was recently ranked as best in class in a survey of physicians, the sixth year in a row for this honor," said Dr. McKinnell. "With our outstanding people and excellent prospects, we have the opportunity to do more for human health over the coming years than any other company in history."

David L. Shedlarz, executive vice president and chief financial officer, said, "Pfizer continues to meet or exceed our performance goals. In fact, after just six months of operating as a combined company and much sooner than expected, the merger is about to become accretive to earnings.

"Based on our excellent year in 2000, we see our future as very promising, with sustained top- and bottom-line growth at or near the top of the global pharmaceutical industry.

"For 2001, diluted EPS is projected at $1.27 or better, excluding certain significant items and merger-related costs. The vast majority of growth in 2001 is expected to come from operations, with merger-related cost savings providing an additional benefit.


"We anticipate $1.2 billion in merger savings in 2001, which is larger than initially expected. The company expects to exceed
$1.6 billion in savings in 2002.

"For 2002," Mr. Shedlarz said, "diluted EPS is projected at $1.56 or better, excluding certain significant items and merger-related costs. On this basis, Pfizer continues to expect average annual
EPS growth of 25 percent or more during 2000-2002."

On a reported basis, including certain significant items and merger-related costs, fourth quarter revenue was $8,105 million, an 8-percent increase; net income was $1,420 million, a 3-percent decrease; and diluted EPS remained unchanged at $.23, as compared to the same period in 1999. For full year 2000 on the same basis, reported revenue was $29,574 million, an 8-percent increase; net income was $3,726 million, a 25-percent decrease;
and reported diluted EPS decreased 24 percent to $.59.

FOURTH-QUARTER 2000 PERFORMANCE
Pharmaceuticals

Excluding the impact of foreign exchange and the withdrawal of Rezulin, human pharmaceutical revenue grew by 19 percent to $4,181 million in the U.S. and 20 percent to $2,340 million in international markets. On a reported basis, human pharmaceutical revenue grew by 15 percent to $4,181 million in the U.S. and 10 percent to $2,152 million in international markets. The revenue increases reflected strong sales performances by Lipitor,
Norvasc, Accupril, Zithromax, Zoloft, Neurontin, Zyrtec, Viagra and the alliance products Celebrex and Aricept.

Worldwide sales of Lipitor increased 26 percent (31 percent
excluding the impact of foreign exchange) to $1,434 million in the quarter. Lipitor's full-year sales increased 33 percent to $5,031 million. Indicated for the treatment of elevated cholesterol levels in the blood, Lipitor is the largest-selling statin medicine in the world. As of year end, Lipitor is now receiving 46 percent of total prescriptions in the U.S. for cholesterol-lowering products.

With quarterly sales totaling $928 million, a 15-percent increase (20-percent excluding the effects of foreign exchange), Norvasc continues to be the largest-selling antihypertensive medicine in the world and the fourth-largest-selling pharmaceutical of any kind. Since its introduction, the product has provided more than 15 billion patient days of therapy worldwide. Norvasc's success has been driven by its outstanding efficacy, once-daily dosing, consistent 24-hour control of hypertension and angina and excellent safety and tolerability.

Worldwide sales of Accupril/Accuretic, angiotensin-converting enzyme (ACE) inhibitors for treatment of hypertension and congestive heart failure, increased 11 percent to $151 million in the quarter. Accupril is now the second-most-prescribed ACE inhibitor in the U.S. and one of the fastest-growing.

Worldwide sales of Zithromax increased 16 percent (18 percent excluding the effects of foreign exchange) to $522 million in the fourth quarter. It is the most-prescribed brand-name oral antibiotic in the U.S. and the third-largest-selling antibiotic worldwide. The product is recognized by physicians for its efficacy against a broad range of infections, its compliance advantages, its favorable side-effect profile and an effective, good-tasting liquid formulation for children.

Global sales of Diflucan, the world's leading prescription anti-fungal medicine, grew 1 percent (5 percent excluding the effects of foreign exchange) to $279 million in the quarter. This growth after 13 years on the market reflects the unique properties of Diflucan and the medical need that it continues to fulfill. Diflucan treats serious fungal infections, often present in critically ill hospitalized patients, and is also an effective, single-dose, oral treatment for vaginal candidiasis.

Viracept remains the largest-selling protease inhibitor for AIDS, with more than 35 percent of total prescriptions for this class in the U.S. Fourth-quarter sales declined 8 percent to $113 million, due to increasing competition from other AIDS medications.

Worldwide sales of Zoloft were $587 million in the quarter, up 16 percent (19 percent excluding the effects of foreign exchange). Zoloft remains the most prescribed selective serotonin re-uptake inhibitor (SSRI) in the U.S and the only SSRI approved for the treatment of depression, obsessive-compulsive disorder (in adults and children), panic disorder, and post-traumatic stress disorder.

Fourth quarter sales of Neurontin, the world's top-selling anti-convulsant drug for use in adjunctive therapy for epilepsy, increased 26 percent (28 percent excluding the effects of foreign exchange) to $371 million. Neurontin was also approved in a number of major European countries during 2000 for the treatment of neuropathic pain.

Sales of Zyrtec, a leading prescription antihistamine, grew 37 percent to $182 million in the fourth quarter. Zyrtec provides strong, rapid, and long-lasting relief for seasonal and perennial allergies and hives with once-daily dosing. Zyrtec-D, a decongestant combination form, recently received an approvable letter from the FDA. Decongestant combinations account for about one quarter of U.S. antihistamine prescriptions, thus providing a significant opportunity for Zyrtec-D.

Worldwide sales of Viagra for erectile dysfunction increased 37 percent (42 percent excluding the effects of foreign exchange) to $380 million in the quarter. The product is among the most widely prescribed medications in the world, with more than 30 million prescriptions having been written for more than 10 million men in the U.S. and over 300 million tablets having been dispensed worldwide.

Alliance revenue totaled $348 million, up by 63 percent, reflecting revenue to Pfizer associated with the successful co-promotions of Celebrex and Aricept.

Celebrex is the selective COX-2 inhibitor for relief of the pain and inflammation of osteoarthritis and adult rheumatoid arthritis that was discovered by, and that Pfizer is co-promoting with, Pharmacia Corporation. Celebrex remains the category leader in total prescriptions, averaging about 470,000 per week. Since launch, more than 40 million Celebrex prescriptions have been written for approximately 12 million patients in the U.S.

Aricept, which Pfizer co-promotes with the product's discoverer Eisai Co. Ltd., has been taken by more than one million patients with mild-to-moderate Alzheimer's disease to enhance or maintain cognition and function by preserving levels of a neurotransmitter in the brain.

Fourth quarter sales of Animal Health were down 30 percent to $292 million, reflecting the size of the initial distribution of Revolution requested by veterinarians in the U.S. in the fourth quarter of 1999, competitive pressures on key brands, continuing weakness in U.S. and European livestock markets, and the negative impact of foreign exchange.

Consumer Products

Sales in the Consumer Products segment decreased by 3 percent in the fourth quarter to $1,377 million. Sales of Consumer Health Care products decreased by 5 percent to $610 million, mainly due to the impact of foreign exchange, the divestiture of the RID product line and private-label competition for Zantac 75, offset in part by strong sales of Sudafed, Benadryl, and Lubriderm. Sales of Confectionery products decreased 1 percent in the fourth quarter to $523 million. Shaving products sales decreased by 3 percent to $196 million. Sales of the Tetra line of products decreased by 5 percent to $48 million.

DISCLOSURE NOTICE: The information contained in this document is as of January 24, 2001, and will not be updated as a result of new information or future events or developments.

This document contains forward-looking information about the Company's financial results and estimates, business prospects and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; ability to meet generic and branded competition after the expiration of the Company's patents; trends toward managed care and health care cost containment; possible U.S. legislation affecting pharmaceutical pricing and reimbursement or Medicare; exposure to product liability and other types of lawsuits; contingencies related to actual or alleged environmental contamination; the Company's ability to protect its intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings and other unusual items. A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and in its periodic reports on Forms 10-Q and 8-K (if any).

# # # # #



                    PFIZER INC. AND SUBSIDIARY COMPANIES
                CONDENSED CONSOLIDATED STATEMENT OF INCOME
                              (UNAUDITED)


    (millions of dollars, except per share data)


                               Fourth Quarter  % Inc./   Full   Year  % Inc./
                                2000    1999   (Dec.)*   2000   1999  (Dec.)*

    Revenues                   $8,105  $7,534     8   $29,574 $27,376    8

    Costs and expenses:
     Cost of sales              1,351   1,456    (7)    4,907   5,464  (10)
     Selling, informational
      and administrative exps.  3,075   2,943     4    11,442  10,810    6
     Research and development
      expenses                  1,264   1,117    13     4,435   4,036   10
     Merger-related costs         483      --     --    3,257      33    M+
     Other (income)/
      deductions--net              13     (13)   **      (248)     88    **

    Income from continuing
     operations before
     provision for taxes on
     income and minority
     interests                  1,919   2,031    (6)    5,781   6,945  (17)

    Provision for taxes on
     income                       500     560   (11)    2,049   1,968    4

    Minority interests              7       2   290        14       5  201

    Income from continuing
     operations                 1,412   1,469    (4)    3,718   4,972  (25)

    Discontinued
     operations--net of tax         8      --    --         8     (20)  **

    Net income                 $1,420  $1,469    (3)  $ 3,726 $ 4,952  (25)

    Earnings per common share:
     Basic:
      Income from continuing
       operations              $  .23  $  .24    (4)  $   .60 $   .81  (26)
      Net income               $  .23  $  .24    (4)  $   .60 $   .81  (26)

     Diluted:
      Income from continuing
       operations              $  .23  $  .23    --   $   .59 $   .79  (25)
      Discontinued
       operations--net of tax      --      --    --        --    (.01)  **
      Net income               $  .23  $  .23    --   $   .59 $   .78  (24)

    *  - Percentages may reflect rounding adjustments.
    ** - Calculation not meaningful.
    M+ - Change greater than one thousand percent.

    1. The above financial statements present the periods ended December 31. Certain subsidiaries operating outside the United States are included on the basis of a one month lag.

    2. In June 2000, we completed our merger with Warner-Lambert Company which was accounted for as a pooling of interests. As a result, we restated financial data prior to the merger to include the results of operations of Warner-Lambert.

    3. In the full year 2000, merger-related costs include $1,838 million of transaction costs related to the payment by Warner-Lambert of the termination fee pursuant to its obligation under the terms of the failed Warner-Lambert/American Home Products Corporation merger.

    4. In the fourth quarter of 2000, Pfizer determined working capital settlement amounts and settled a lawsuit for certain of its previously discontinued businesses resulting in income of $14 million
       ($8 million, after-tax). These items are reflected in discontinued operations for the fourth quarter and full year 2000. In the second quarter 1999, Pfizer agreed to pay a fine of $20 million to settle antitrust charges involving its former Food Science Group. This charge is reflected in discontinued operations for the full year 1999.


                        PFIZER INC. AND SUBSIDIARY COMPANIES
                              RESULTS FROM OPERATIONS
            EXCLUDING CERTAIN SIGNIFICANT ITEMS AND MERGER-RELATED COSTS
                                   (UNAUDITED)


 (millions of dollars, except per share data)


                               Fourth  Quarter           Full   Year
                                2000    1999   % Inc.    2000   1999  % Inc.

    Income from continuing
     operations before
     provision for taxes on
     income and minority
     interests                 $2,407  $2,031    19    $8,926  $7,288   22

    Net income                 $1,756  $1,469    20    $6,495  $5,186   25

    Diluted earnings per share $  .27  $  .23    17    $ 1.02  $  .82   24




    1. The above financial information presents the periods ended
       December 31. Certain subsidiaries operating outside the United States are included on the basis of a one month lag.

    2. In June 2000, we completed our merger with Warner-Lambert Company which was accounted for as a pooling of interests. As a result, we restated financial data prior to the merger to include the results of operations of Warner-Lambert.

    3. Income amounts as shown above exclude the following items:

                                                Fourth  Quarter   Full   Year
                                                 2000    1999     2000   1999

       Merger-related costs, pre-tax:
        Transaction costs                        $ --    $ --   $  226   $ 33
        Transaction costs related to the
         termination of the failed
         Warner-Lambert/American
         Home Products merger                      --      --    1,838     --
        Integration costs                         147      --      246     --
        Restructuring charges                     336      --      947     --
          Total merger-related costs              483      --    3,257     33

       Significant items, pre-tax:
        Gain on the sale of RID*                   --      --      (78)    --
        Gains on the sales of research-related
         equity investments*                      (33)     --     (216)    --
        Costs associated with the withdrawal
         of Rezulin*                               18      --      136     --
        Gain on the sale of Omnicef*               --      --      (39)    --
        Loss on the sale of feed-additive
         products*                                 20      --       85     --
        Charge to write off Trovan inventories+    --      --       --    310
          Total significant items                   5      --     (112)   310

       Total merger-related costs and
        significant items, pre-tax                488      --    3,145    343
       Income taxes                               152      --      376    109
       Total merger-related costs and
        significant items, after-tax             $336    $ --   $2,769   $234

       * Included in "Other (income)/deductions--net".
       + Included in "Cost of sales".





                                 PFIZER INC
                        SEGMENT/PRODUCT REVENUES
                           FOURTH QUARTER 2000
                               (UNAUDITED)
                          (millions of dollars)


                                            QUARTER-TO-DATE
                        WORLDWIDE               U.S.           INTERNATIONAL
                                   %                   %                   %
                    2000    1999  Chg    2000   1999  Chg    2000   1999  Chg
    TOTAL
     REVENUES      8,105   7,534    8   5,040  4,615    9   3,065  2,919    5

    PHARMA-
     CEUTICALS     6,728   6,113   10   4,336  3,896   11   2,392  2,217    8

    TOTAL HUMAN
     PHARMA-
     CEUTICALS     6,333   5,598   13   4,181  3,649   15   2,152  1,949   10

    -CARDIOVASCULAR
     DISEASES      2,815   2,485   13   1,708  1,483   15   1,107  1,002   10
      LIPITOR      1,434   1,134   26   1,044    809   29     390    325   20
      NORVASC        928     807   15     439    364   21     489    443   10
      CARDURA        186     213  (12)     57     92  (38)    129    121    7
      ACCUPRIL/
       ACCURETIC     151     136   11      96     74   29      55     62 (11)
      PROCARDIA XL    49     138  (64)     49    138  (64)      0      0   --

    -INFECTIOUS
     DISEASES      1,098   1,032    6     744    672   11     354    360  (2)
      ZITHROMAX      522     449   16     439    377   16      83     72   16
      DIFLUCAN       279     276    1     148    134   10     131    142  (7)
      VIRACEPT       113     123   (8)    113    123   (8)      0      0   --
      TROVAN          (1)     (5)  --      (1)    (3)  --       0     (2)  --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     1,068     898   19     876    718   22     192    180    6
      ZOLOFT         587     507   16     485    405   20     102    102   --
      NEURONTIN      371     294   26     330    259   28      41     35   15
      ARICEPT*        34      28   22       0      0   --      34     28   22

    -DIABETES         85     211  (60)     76    202  (62)      9      9  (8)
      GLUCOTROL XL    77      67   16      73     63   15       4      4   20
      REZULIN          0     135 (100)      0    135 (100)      0      0   --

    -ALLERGY         183     134   37     183    134   37       0      0   --
      ZYRTEC         182     133   37     182    133   37       0      0   --

    -VIAGRA          380     277   37     234    161   45     146    116   26

    -ALLIANCE
     REVENUE
      (Aricept and
       Celebrex)     348     214   63     289    197   47      59     17  236

    CAPSUGEL         103     101    2      43     43   --      60     58    4

    ANIMAL HEALTH    292     414  (30)    112    204  (45)    180    210 (14)

    CONSUMER
     PRODUCTS      1,377   1,421   (3)    704    719   (2)    673    702  (4)

    -CONSUMER
     HEALTH CARE
     PRODUCTS        610     642   (5)    417    433   (4)    193    209  (8)

    -CONFECTIONERY
     PRODUCTS        523     527   (1)    202    203   --     321    324  (1)

    -SHAVING
     PRODUCTS        196     201   (3)     62     62    1     134    139  (4)

    -TETRA FISH
     PRODUCTS         48      51   (5)     23     21    8      25     30 (14)


    *  - Represents direct sales under license agreement with Eisai Co., Ltd.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.



                                PFIZER INC
                        SEGMENT/PRODUCT REVENUES
                             FULL YEAR 2000
                              (UNAUDITED)
                          (millions of dollars)


                                           YEAR-TO-DATE
                        WORLDWIDE               U.S.           INTERNATIONAL
                                   %                   %                   %
                    2000    1999  Chg    2000   1999  Chg    2000   1999  Chg
    TOTAL
     REVENUES     29,574  27,376    8  17,953 16,634    8  11,621 10,742    8

    PHARMA-
     CEUTICALS    24,027  21,879   10  15,125 13,826    9   8,902  8,053   11

    TOTAL HUMAN
     PHARMA-
     CEUTICALS    22,567  20,155   12  14,542 13,023   12   8,025  7,132   13

    -CARDIOVASCULAR
     DISEASES     10,343   8,825   17   6,110  5,194   18   4,233  3,631   17
      LIPITOR      5,031   3,795   33   3,536  2,714   30   1,495  1,081   38
      NORVASC      3,362   2,991   12   1,526  1,335   14   1,836  1,656   11
      CARDURA        795     784    1     309    351  (12)    486    433   12
      ACCUPRIL/
       ACCURETIC     553     514    8     316    260   21     237    254  (6)
      PROCARDIA XL   311     510  (39)    311    510  (39)      0      0   --

    -INFECTIOUS
     DISEASES      3,528   3,630   (3)  2,119  2,243   (6)  1,409  1,387    2
      ZITHROMAX    1,382   1,309    6   1,037  1,023    1     345    286   21
      DIFLUCAN     1,014     989    2     506    470    7     508    519  (2)
      VIRACEPT       436     530  (18)    436    530  (18)      0      0   --
      TROVAN         (12)     86   --     (12)    72   --       0     14   --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     3,883   3,271   19   3,153  2,608   21     730    663   10
      ZOLOFT       2,140   1,997    7   1,746  1,600    9     394    397  (1)
      NEURONTIN    1,334     913   46   1,175    796   48     159    117   36
      ARICEPT*       119      91   31       0      0   --     119     91   31

    -DIABETES        412     916  (55)    378    882  (57)     34     34  (2)
      GLUCOTROL XL   280     257    9     265    245    8      15     12   33
      REZULIN        102     625  (84)    102    622  (84)      0      3 (96)

    -ALLERGY         703     546   29     703    542   30       0      4   --
      ZYRTEC         699     541   29     699    537   30       0      4   --

    -VIAGRA        1,344   1,016   32     834    658   27     510    358   42

    -ALLIANCE
     REVENUE
      (Aricept and
       Celebrex)   1,158     665   74   1,024    625   64     134     40  236

    CAPSUGEL         407     391    4     174    168    4     233    223    4

    ANIMAL HEALTH  1,053   1,333  (21)    409    635  (36)    644    698  (8)

  CONSUMER
     PRODUCTS      5,547   5,497    1   2,828  2,808    1   2,719  2,689    1

    -CONSUMER
     HEALTH CARE
     PRODUCTS      2,487   2,551   (3)  1,745  1,785   (2)    742    766  (3)

    -CONFECTIONERY
     PRODUCTS      2,068   1,951    6     724    678    7   1,344  1,273    6

    -SHAVING
     PRODUCTS        790     792   --     270    260    4     520    532  (2)

    -TETRA FISH
     PRODUCTS        202     203   --      89     85    5     113    118  (4)


    *  - Represents direct sales under license agreement with Eisai Co., Ltd.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.